[SYNOVUS](R)
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                                   NEWS RESLEASE
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For Immediate Release


Contact:          Patrick A. Reynolds
                  Director of Investor Relations
                  (706) 649-5220


           Synovus Financial Corp. Announces Three-For-Two Stock Split and a 22.7% Increase in the Quarterly Dividend


         Columbus, Ga., March 10, 1997 -- Today, Synovus Financial Corp. (NYSE - "SNV"), the Columbus, Georgia, based multi-financial services company, announced a three-for-two stock split and a 22.7% increase in the quarterly dividend of Synovus common stock. On a pre-split basis, the quarterly dividend will be increased to $.1350 from $.1100. The cash dividend will be payable on April 1, 1997, to shareholders of record as of March 21, 1997.
         The three-for-two stock split will be issued on April 8, 1997, to shareholders of record as of March 21, 1997. On a post-split basis, the new quarterly dividend will be $.09 per share.
         Commenting on the stock split and increased dividend, Synovus Financial Corp. Chairman and CEO James H. Blanchard stated, "We are pleased to be able to announce a three-for-two stock split for the second consecutive year and a 22.7% dividend increase. The market has recognized Synovus as a unique, value-added company that consistently performs at the highest levels in our industry, handsomely rewarding our shareholders. This stock split and dividend increase is indicative of our Board of Directors' confidence in our future."
         Synovus Financial Corp. (Syn-o-vus) is an $8.6 billion asset, multi-financial services company composed of 34 banks serving communities throughout Georgia, Alabama, Florida and South Carolina; an 80.7% ownership of Total System Services, Inc. (NYSE - "TSS"), one of the world's largest credit, debit and private-label card processing companies; Synovus Trust Company, one of the Southeast's largest providers of trust services; Synovus Securities, Inc., a full-service brokerage firm; and Synovus Mortgage Corp. which offers mortgage services throughout the Southeast. The name "Synovus" was created by the combination of synergy and novus - synergy meaning the interaction of separate components such that the total effect is greater than the sum of its parts and novus (Latin for "new"), meaning usually of superior quality and different from the others listed in the same category.

                                      ENDIT


                    Post Office Box 120 / Columbus, GA 31902
                               http://www.snv.com

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